Exhibit 99.1

Contact Information:

April 21, 2010	Michael H. Shapiro
Vice President and Chief Financial Officer
414-643-3000

FOR IMMEDIATE RELEASE

RBS Global, Inc. and Rexnord LLC Announce $1,145,000,000 Debt Offering

Milwaukee, WI – April 21, 2010

RBS Global, Inc. (“RBS Global”) and Rexnord LLC (“Rexnord” and, together with RBS Global, the “Companies”) announced today that they are proposing to issue up to $1,145,000,000 aggregate principal amount of senior notes due 2018 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Companies intend to use the net proceeds from the offering to fund the Companies’ previously announced cash tender offers (the “Cash Tender Offers”) and related consent solicitations for certain of their outstanding notes. The closing of the Cash Tender Offers and related consent solicitations remain subject to the satisfaction of the terms and conditions of such Cash Tender Offers.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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